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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

          We consent to the reference to our firm in Item 6 to the financial data table and to the incorporation by reference in the Registration Statements (Form S-4 Nos. 333-67981, as amended as of March 22, 1999 and No. 333-28391) of IDX Systems Corporation; the Registration Statements (Forms S-8 333-31047, 333-64028, 333-88464) pertaining to the 1985 Incentive Stock Option Plan, the 1994 Incentive Stock Option Plan, the 1995 Director Stock Option Plan, the 1995 Employee Stock Purchase Plan, the 1995 Stock Option Plan, the restricted stock agreement, the 2002 Stock Incentive Plan for Non-Employee Directors, and non-statutory stock options granted to directors and officers of IDX Systems Corporation; the Registration Statement (Form S-8 No. 333-31045) pertaining to the PHAMIS, Inc. Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan, the PHAMIS, Inc. 1993 Combined Incentive and Nonqualified Stock Option Plan as amended through May 14, 1996, the PHAMIS, Inc. 1994 Nonemployee Director Stock Option Plan as amended through January 1, 1996, the PHAMIS, Inc. Salary Savings and Deferral Plan and Trust as amended through February 22, 1996 and the PHAMIS, Inc. Cain Option Agreement; of our report dated January 31, 2003 with respect to the consolidated financial statements and schedule of IDX Systems Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                  /s/ Ernst & Young LLP
                                         ---------------------------------------

Boston, Massachusetts
Dated: March 25, 2003